STEAKHOUSE PARTNERS, INC.
                                  [LETTERHEAD]

                                            February 7, 2005
Mail Stop 05-11

VIA EDGAR
Babette Cooper
Staff Accountant
U.S. Securities and Exchange Commission
Washington, D.C. 20549-0306

         Re:      Form 8-K filed January 28, 2005
                  File No. 0-23739

Dear Ms. Cooper:

         Steakhouse Partners, Inc. (the "Registrant") hereby responds to the Staff's comments received on February 1, 2005 relating to the above-captioned Current Report on Form 8-K. An amendment to the Form 8-K is being filed herewith via EDGAR.

         Additionally, in connection with responding to the comments made by the Staff, the Registrant acknowledges that:

         (i) the Registrant is responsible for the adequacy and accuracy of the disclosure in the filing;

         (ii) Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         (iii) the Registrant may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

         Please feel free to contact the undersigned with any questions or comments.

                                            Sincerely,

                                            STEAKHOUSE PARTNERS, INC.

                                            By:  /s/ A. Stone Douglass
                                                 ------------------------------
                                                 A. Stone Douglass
                                                 President and
                                                 Chief Executive Officer